CINTAS PARTNERS' PLAN TRUST AGREEMENT


     THIS AGREEMENT, between CINTAS CORPORATION, a Washington

corporation (hereinafter referred to as the "Company"), and THE

FIFTH THIRD BANK (hereinafter referred to as the "Trustee") to be effective as of June 1, 1993.


                        R E C I T A L S :

     It is the policy of the Company to so finance and conduct

its operations as to provide certain retirement benefits to its

Employees and to enable its Employees to acquire stock ownership interests in the Company.  The Company previously adopted the

CINTAS CORPORATION PROFIT SHARING PLAN (the "Profit Sharing

Plan") and related Trust Agreement (the "Profit Sharing Trust")

effective as of May 1, 1971.  The Company also adopted the CINTAS

CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP") and

related Trust Agreement (the "ESOP Trust") effective as of June

l, 1989.  Effective June 1, 1991, the Profit Sharing Plan and

ESOP were amended, restated, and consolidated into the CINTAS

PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN (the "Prior

Plan") and the Company amended, restated, and consolidated the

Profit Sharing Trust and the ESOP Trust into the CINTAS PROFIT

SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN TRUST (the "Prior

Trust").

     Effective June 1, 1993, the Company amended and restated the

Prior Plan into the Cintas Partners' Plan (the "Plan") to enable employees who qualify as participants to make before-tax

contributions to the Plan.  The Company hereby amends and

restates the Prior Trust into the CINTAS PARTNERS' PLAN TRUST

AGREEMENT.

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                            ARTICLE 1

                           DEFINITIONS

     Capitalized terms not defined herein shall have the meaning set forth in the Plan.  Each gender includes the other, and the singular includes the plural.



                            ARTICLE 2

                           TRUST FUNDS

     2.1  Creation of Trust.  Employer contributions shall be

paid to the Trustee from time to time in accordance with the provisions of the Plan.  All Employer contributions and all

investments thereof, together with all accumulations, accruals,

earnings and income with respect thereto and amounts transferred from other tax-qualified plans, shall be held by the Trustee in trust hereunder as the Trust Fund.  The Trust Fund shall be

invested by the Trustee pursuant to the provisions of this

Article 2.  The Trustee shall not be responsible for the

maintaining of the records of Participants' Accounts under the

Plan, for the administration of the Plan or for the computation of, or collection of, Employer contributions.  The Trustee shall hold, invest, reinvest, manage, administer and distribute the

Trust Fund, as directed by the Committee and as provided herein,

for the exclusive benefit of Participants (and their

Beneficiaries).

     2.2  Investment of ESOP Contributions.

          (a)  As directed by the Committee, the Trustee shall

     invest and reinvest the ESOP Contributions, and all earnings thereon, primarily in Stock, in accordance with the terms of the Plan and this Agreement. The Trustee may invest and hold up to 100% of the ESOP Contributions in Stock, if so

     directed by the Committee.  Subject to Article 7 of the

     Plan, the Trustee may dispose of Stock only if so

     specifically directed in writing by the Committee with the approval of the Company's Board of Directors.

          (b)  As directed by the Committee, the Trustee may also

     invest ESOP Contributions not invested in Stock in various deposit accounts offered by any bank (including the Trustee)

     or savings and loan association or invest in other

     securities or investments desirable for the Trust; or such assets may be held temporarily in cash.

          (c)  In addition to any other investments proper under

     the Trust, the Trustee shall, after receiving written direc-

     tion from the Committee, from time to time invest all or any part of the ESOP Contributions not invested in Stock in one or more group trusts or collective investment funds now

     existing or hereafter established (including, without

     limitation, funds now or hereafter established by the

     Trustee) that contemplate the commingling for investment

     purposes of the assets of the Trust with trust assets of

     other employee benefit plans (as defined in ERISA) that are qualified under Section 401(a) of
     the Code and established by other businesses, institutions and organizations.  The provisions of the declaration of

     trust creating any group trust or collective investment fund in which all or any part of the Trust Fund is invested, as in force and effect at the time of the investment and as

     thereafter amended, are hereby adopted and made a part

     hereof, and any part of the Trust Fund so invested shall be subject to all of the provisions, as in effect at the time of the investment and as thereafter amended, of any declara-

     tion of trust creating any group trust or collective

     investment fund.  The Trustee shall, after receiving written approval from the Committee, from time to time withdraw from the group trust or collective investment fund all or any

     part of the Trust Fund as the Trustee may deem advisable.

          (d)  The Committee shall assume the responsibility and

     liability for the prudence of investments directed by it

     under this Section 2.2.  The Committee may delegate to the

     Trustee the responsibility for investing ESOP Contributions that are not invested in Stock.  Any such delegation shall be in writing and shall be subject to the written consent of the Trustee.

          (e)  In the event that the Trustee is directed to

     dispose of any Stock held as an asset of the Trust Fund

     under circumstances that require registration or

     qualification of the securities under applicable federal or state securities laws, then the Company, at its own expense,

     will take, or cause to
     be taken, any and all such actions as may be necessary or

     appropriate to effect such registration or qualification.

          (f)  Notwithstanding any other provision of this Agree-

     ment or the Plan, whenever the Trustee is subject to

     direction from the Committee, it shall be subject only to

     proper written directions of the Committee that are made in accordance with the provisions of this Agreement and the

     Plan and that are not contrary to Title I of ERISA.

     2.3  Investment of Other Contributions.  Profit Sharing

Contributions, Before-Tax Contributions, Matching Contributions,

After-Tax Contributions, Rollover Contributions, and all earnings thereon shall be invested and reinvested at the discretion of the

Trustee.  Such investments and reinvestments may include, but not be limited to the following:  any type of security, including but not necessarily limited to common stocks or preferred stocks;

open-end or closed-end mutual funds; corporate bonds, debentures,

convertible debentures; commercial paper; bankers' acceptances and certificates of deposit; U.S. Treasury bills, notes and

bonds; improved or unimproved real estate located in the United

States; participation in any common trust fund or commingled fund for the investment of qualified pension and profit sharing plan assets which may be established and maintained from time to time by a bank, which fund or funds are hereby adopted and made a part of the Plan of which this Trust is a part.  In addition to those powers set forth above, the Trustee shall have the power to

invest and reinvest the Trust Fund and shall serve as "Investment

Manager" of
the Plan as provided in ERISA, but subject to the written

direction of the Committee on the naming of another such

Investment Manager in writing pursuant to Section 2.4.

     2.4  Named Fiduciaries.  The Employer identifies the Trustee and the Committee as "Named Fiduciaries."  The Committee shall have the sole and exclusive responsibility (other than that

herein specifically conferred upon the Trustee) for establishing and carrying out the funding policy an the methods of funding as set forth in the Plan, this Trust Agreement and the rules and regulations if any, adopted by the Committee, all of which shall be consistent with ERISA and all regulations promulgated

thereunder.  The Committee shall have the sole discretion to allocate and to delegate by written communications directed to the Employer and the Trustee, any or all of its fiduciary

responsibilities, to a person designated by it.  An Investment

Manager may be named by the Committee as provided in ERISA

Section 402(c)(3) without necessity of an amendment to the Trust

Agreement after prior written notice to the Employer and all

Named Fiduciaries.  By executing this Trust Agreement, each Named

Fiduciary specifically consents to begin a Named Fiduciary within the meaning of ERISA.



                            ARTICLE 3

                   TRUSTEE'S POWERS AND DUTIES

     3.1  Trustee's Powers.   Subject to the provisions of

Article 2 hereof, and except as otherwise provided in the Plan,

the Trustee shall have full power to do all such acts, take all such
proceedings and exercise all such rights and privileges, whether herein specifically referred to or not, as could be done, taken or exercised by the absolute owner thereof, including, but

without in any way limiting or impairing the generality of the foregoing, the following powers and authority with respect to the assets of the Trust Fund:

          (a)  To retain the same for such period of time as the

     Trustee in its sole discretion shall deem prudent;

          (b)  To sell the same, either at public or private

     sale, at such time or times and on such terms and conditions as the Trustee shall deem prudent;

          (c)  To consent to or participate in any plan for the

     reorganization, consolidation or merger of any corporation,

     the security of which is held in the Trust, and to pay any and all calls and assessments imposed upon the owners of

     such securities as a condition of their participating there-

     in.  In connection therewith, to consent to any contract,

     lease, mortgage, purchase or sale of property, by or between such corporation and any other corporation or person;

          (d)  To exercise or dispose of any right the Trustee

     may have as holder of any security to convert the same into another or other securities, or to acquire any additional

     security or securities, to make any payments, to exchange

     any security or to do any other act with reference thereto which the Trustee may deem prudent;

          (e)  To deposit any security with any protective or

     reorganization committee, and to delegate to such committee such power and authority with relation thereto as the Trust-

     ee may deem prudent, and to agree to pay and to pay out of the Trust such portion of the expenses and compensation of such committee as the Trustee may deem proper;

          (f)  To renew or extend the time of payment of any

     obligation due or becoming due;

          (g)  To grant options to purchase any property;

          (h)  To compromise, arbitrate or otherwise adjust to

     settle claims in favor of or against the Trust, and to

     deliver or accept in either total or partial satisfaction of any indebtedness or other obligation any property, and to

     continue to hold same for such period of time as the Trustee may deem appropriate;

          (i)  To exchange any property for other property upon

     such terms and conditions as the Trustee may deem proper,

     and to give and receive money to effect equality in price;

          (j)  To execute and deliver any proxies or powers of

     attorney to such person or persons as the Trustee may deem proper, granting to such person such power and authority

     with relation to any property or securities at any time held for the Trust as the Trustee may deem proper;

          (k)  To foreclose any obligation by judicial proceed-

     ings or otherwise;

          (l)  To sue or defend in connection with any and all

     securities or property at any time received or held for the

     Trust, all costs and attorneys' fees in connection therewith to be charged against the Trust;

          (m)  To manage any real property in the same manner as

     if the Trustee were the absolute owner thereof;

          (n)  To borrow money, with or without giving security

     as permitted by Section 4975 of the Code;

          (o)  To cause any securities held for the Trust to be

     registered and to carry any such securities in the name of a nominee or nominees;

          (p)  To hold such portion of the Trust as the Trustee

     may deem necessary for the ordinary administration of the

     Trust and disbursement of funds as directed in Section 3.2 in cash, without liability for interest, by depositing the same in any bank, including the Trustee bank, subject to the rules and regulations governing such deposits, and without regard to the amount of any such deposits;

          (q)  To invest in life insurance contracts on the lives

     of key employees of the Employer, payable on death to the

     Trustee as beneficiary.  (Such insurance contracts shall be vested exclusively in the Trustee for the benefit of the

     Trust as a whole and shall not be distributed in kind to a

     Participant in satisfaction of any interest he may have in the Trust Fund);

          (r)  To buy, sell, and deal in options as writer of

     call options against securities, stocks, convertible pre-

     ferred stocks, convertible bonds and warrants, which are

     owned by the Trust, to repurchase written call options in a closing transaction, to deliver the securities for cash if the option is exercised, to buy put options for securities,

     stocks, convertible preferred stocks, convertible bonds and warrants, which are owned by the Trust, to resell put op-

     tions in a closing transaction and to deliver the securities for cash if the option is exercised;

          (s)  To cause all or any funds of the Trust to be

     invested and reinvested through the medium of any common,

     collective or commingled trust fund now or hereafter esta-

     blished and maintained by the Trustee, including, but not

     limited to, any such common, collective or commingled trust fund which is qualified under Section 401(a) of the Code.

     To the extent of the participation of the Trust Fund in any such common, collective or commingled trust fund, such

     common collective or commingled trust fund is hereby adopted and made a part of the Plan of which this Trust is a part,

     and any funds of this Trust invested in any of such common,

     collective or commingled trust funds shall be subject to all the provisions thereof, as the same may be amended from time to time;

          (t)  To vote in person or by proxy (but subject to

     Section 3.1(a) if applicable), any stocks, bonds or other

     securities held hereunder;

          (u)  To employ or consult with such legal counsel,

     accountants, brokers, custodians and other agents as it

     shall deem advisable and to deposit any or all of the Trust

     Fund with any such agent to be held by it for the Trustee

     upon such terms and conditions as the agent and Trustee

     agree and to pay reasonable expenses and compensation for

     all of such services.

     3.2  Nominees; Security Depositories.  The Trustee may

register any Stock or other property held by it as assets of the

Trust Fund hereunder in its own name or in the name of its

nominees in book entry form, with or without the addition of words indicating that such securities are held in a fiduciary capacity, and may hold any securities in bearer form; but the books and records of the Trustee shall at all times reflect that all such investments are part of the Trust.  Securities of the

Trust Fund deposited with the Trustee shall be held by it, or,

except with respect to Stock, in the sole discretion of the

Trustee may be placed in a registered security depository.

     3.3  Records.  The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions of the Trust, and all accounts, books and records relating thereto shall be open to inspection by any person

designated by the Committee or the Company at all reasonable times. The Trustee shall maintain such records, make such

computations and perform such ministerial acts as agreed to by the Committee and the Trustee from time to time.

     3.4  Reports.  Within a reasonable period of time after the close of each Plan Year or following the removal or resignation of the Trustee, and as of any other date specified by the

Committee, the Trustee shall file a report with the Committee.

This report shall (i) show all purchases, sales, receipts,

disbursements and other transactions effected by the Trustee during the year or period for which the report is filed,

(ii) contain an exact description, the cost as shown on the

Trustee's books and the fair market value, as of the end of such period, of every asset held in the Trust and (iii) set forth the amount and nature, as of the end of such period, of each

liability of the Trust.

     3.5  Distributions.  The Trustee shall make distributions

from the Trust to the person entitled thereto under the Plan at such times and in such amounts of Stock or cash as the Committee directs in writing.  Any undistributed portion of a Participant's

Account under the Plan shall be retained in the Trust until the

Committee directs its distribution.  If distribution is directed in Stock, the Committee shall cause the Company to issue an

appropriate stock certificate to the person entitled thereto, to be delivered to such person by the Committee.  Any cash

distribution shall be made by the Trustee's furnishing its check to the Committee for delivery to the Participant (or

Beneficiary).

                            ARTICLE 4

                          MISCELLANEOUS

     4.1  Trustee Compensation.  The Trustee shall be entitled to receive reasonable compensation for its services as Trustee

hereunder at the rate provided for in its Schedule of Fees, if any, from time to time in force and effect.  Employer shall pay to the Trustee reasonable compensation for its services as

Trustee hereunder at the rate provided for in its Schedule of

Fees from time to time in effect.  The Trustee shall have a lien on the Trust Fund for such compensation and for any reasonable expenses, including attorneys' fees, and the same may be with-

drawn from the Trust Fund if not paid within a reasonable time by the Employer.  No compensation (other than reasonable expenses)

shall be paid to a Trustee who is a full time employee of the

Employer.

     4.2  Non-Alienation or Assignment.  None of the benefits

under the Plan are subject to the claims of creditors of Parti-

cipants, or of retired Participants, or of disabled Participants or their Beneficiaries, and will not be subject to attachment,

garnishment, or any other legal process whatsoever.  Neither a

Participant, a retired Participant, a disabled Participant nor his Beneficiaries may assign, sell, borrow on, or otherwise

encumber any of his beneficial interest in the Plan and Trust

Fund, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements or torts of any Participant, retired Participant, disabled Partici-

pant, or Beneficiary who shall become bankrupt or attempt to anticipate, sell, alienate, transfer,
pledge, assign, encumber or charge any benefit specifically

provided for herein.

     4.3  Impossibility of Diversion.  Anything herein to the

contrary notwithstanding, it shall be impossible by operation of the Plan or of the Trust, by natural termination of either, by power of revocation or amendment, by the happening of any contin-

gency, by collateral arrangement, upon the complete discon-

tinuance of contributions under the Plan or by any other means,

for any part of the corpus or income of the Trust Fund maintained pursuant to the Plan, or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of

Participants, former Participants or their Beneficiaries.

     4.4  Signatures.  All communications required hereunder from the Company or the Committee to the Trustee shall be in writing signed by an officer of the Company or a member of the Committee authorized to sign on its behalf.  The Committee shall authorize one or more of its members to sign on its behalf all

communications required hereunder between the Committee and the

Trustee. The Company shall at all times keep the Trustee advised of the names and specimen signatures of all members of the

Committee and the individuals authorized to sign on behalf of the

Committee. The Trustee shall be fully protected in relying on any such communication and shall not be required to verify the

accuracy or validity thereof unless it has reasonable grounds to doubt the authenticity of any signature.  If, after request, the

Trustee does not receive instructions from the Committee on any matter on which instructions
are required hereunder, the Trustee shall act or refrain from acting as it may determine.

     4.5  Expenses.  The reasonable expenses incurred by the

Trustee in the performance of its duties, and all other proper administrative costs of the Plan and Trust, shall be charged to and paid from the Trust Fund unless paid by the Company.  The

Trustee shall be entitled to such reasonable compensation for its services as shall be agreed to between the Company and the

Trustee.

     4.6  Liability of Trustee.  The Trustee shall not be liable for any loss to or diminution in value of Stock held as assets of the Trust Fund or for any action it takes or refrains from taking in accordance with proper directions of the Committee.  The

Company shall indemnify and hold harmless the Trustee, to the extent permitted by law, against any and all claims, loss,

damages or expenses including legal fees and other expenses of litigation and liability arising from any action or failure to act, except for such liability or expense as may result by reason of the Trustee's own negligence, willful misconduct or bad faith.

The Trustee shall not be required to pay interest on any portion of the Trust Fund that is held uninvested at the direction of the

Committee.

     4.7  Amendment and Termination.  The Company (through its

Board of Directors) shall have the right at any time, by an

instrument in writing, duly executed and delivered to the

Trustee, to modify, alter or amend this Agreement, in whole or in part, and to terminate the Plan and Trust, in accordance with the express provisions of the Plan.  In no event, however, shall the duties,
powers or liabilities of the Trustee hereunder be changed without its prior written consent.

     4.8  Resignation or Removal of Trustee.  The Trustee may

resign at any time upon sixty (60) days' written notice to the

Company.  The Trustee may be removed at any time by the Company upon written notice to the Trustee.  Upon resignation or removal of the Trustee, the Company's Board of Directors shall appoint a successor trustee or trustees.  The successor trustee shall have the same powers and duties as are conferred upon the Trustee hereunder.  In the event of the replacement of the Trustee by a successor trustee, the Trustee shall assign, transfer and pay over to such successor trustee all of the assets of the Trust,

net of any fees and expenses not paid by the Company, together with such records or copies thereof as may be necessary to the successor trustee.

     4.9  Acceptance.  The Trustee hereby accepts this Trust and agrees to hold the initial assets of the Trust Fund, and all additions and accretions thereto, subject to all the terms and conditions of the Plan and this Agreement.  In no event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity thereof shall not affect the remaining provisions of this Agreement, but shall be fully severable, and the Agreement shall be construed and enforced as if the illegal or invalid provision had never been inserted

herein.

     4.10 Choice of Law.  This Agreement shall be administered,

construed and enforced according to the laws of the State of Ohio

(without regard to its principles of conflict of laws) and the laws of the United States of America (to the extent that they preempt State law or are otherwise applicable).

     This Agreement shall be known as the "CINTAS PARTNERS' PLAN

TRUST AGREEMENT."

     IN WITNESS WHEREOF, the parties hereto have hereunto set

their hands as of the day and year first above written.


WITNESSES:                         CINTAS CORPORATION



                                   BY:
                                   ITS:



                                   THE FIFTH THIRD BANK



                                   BY:
                                   ITS:






                                                            25090

                         CINTAS PARTNERS'
                       PLAN TRUST AGREEMENT

            (Amended and Restated as of June 1, 1993)

                        TABLE OF CONTENTS


                                                             PAGE


ARTICLE 1  DEFINITIONS  . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2  TRUST FUNDS  . . . . . . . . . . . . . . . . . . .   2
     2.1   Creation of Trust  . . . . . . . . . . . . . . . .   2
     2.2   Investment of ESOP Contributions . . . . . . . . .   3
     2.3   Investment of Other Contributions  . . . . . . . .   5
     2.4   Named Fiduciaries  . . . . . . . . . . . . . . . .   6
     3.1   Trustee's Powers . . . . . . . . . . . . . . . . .   6
     3.2   Nominees; Security Depositories  . . . . . . . . .  11
     3.3   Records  . . . . . . . . . . . . . . . . . . . . .  11
     3.4   Reports  . . . . . . . . . . . . . . . . . . . . .  12
     3.5   Distributions  . . . . . . . . . . . . . . . . . .  12

ARTICLE 4  MISCELLANEOUS  . . . . . . . . . . . . . . . . . .  13
     4.1   Trustee Compensation . . . . . . . . . . . . . . .  13
     4.2   Non-Alienation or Assignment . . . . . . . . . . .  13
     4.3   Impossibility of Diversion . . . . . . . . . . . .  14
     4.4   Signatures . . . . . . . . . . . . . . . . . . . .  14
     4.5   Expenses . . . . . . . . . . . . . . . . . . . . .  15
     4.6   Liability of Trustee . . . . . . . . . . . . . . .  15
     4.7   Amendment and Termination  . . . . . . . . . . . .  15
     4.8   Resignation or Removal of Trustee  . . . . . . . .  16
     4.9   Acceptance . . . . . . . . . . . . . . . . . . . .  16
     4.10  Choice of Law  . . . . . . . . . . . . . . . . . .  17